                                                                    EXHIBIT 99.1

                                 [LOGO OMITTED]

                                    FOR: PROLIANCE INTERNATIONAL, INC.

                                    Contact:
                                    Richard A. Wisot
                                    Chief Financial Officer
                                    (203) 859-3552
FOR IMMEDIATE RELEASE
                                    Financial Dynamics
                                    Investors: Eric Boyriven, Alexandra Tramont
                                    (212) 850-5600

         PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT

NEW HAVEN, CONNECTICUT, November 13, 2006 - Proliance International, Inc. (AMEX:
PLI) today announced profitable results for the third quarter ended September
30, 2006.

The Company reported income from continuing operations for the third quarter of
2006 of $1.3 million, or $0.08 per basic and diluted share, compared to a loss from continuing operations in the third quarter of 2005 of $9.9 million, or
$0.75 per basic and diluted share. This improvement from a year ago is a result of both actions taken under the Company's previously announced synergy and cost reduction programs and the impact in the third quarter of 2005 of purchase accounting adjustments, which were largely related to the merger transaction that combined Transpro, Inc. and Modine Aftermarket Holdings, Inc. to form
Proliance International, Inc. in July 2005. Net sales in the third quarter of
2006 were $120.7 million, compared to $102.0 million in the third quarter of
2005, up 18.4% from last year, driven by the Company's merger transaction, as well as organic growth in some product lines.

It is important to note that the 2006 third quarter and nine month results include sales by businesses acquired from Modine for the entire quarter and nine months, while last year's results include them only from the date of acquisition, July 22, 2005. In addition, the 2005 results included only slightly more than one month of the European operations because the Company reports the
European business acquired from Modine on a one-month lag. On a pro forma basis, assuming the Modine Aftermarket operations had merged earlier so that a full quarter of operating results were included, dollar sales for the third quarter of 2005 would have been slightly higher than the sales in 2006, although unit sales increased overall. The loss from continuing operations in the third quarter of 2005 of $9.9 million would not have changed significantly on a pro forma basis; thus, indicating a significant year-over-year improvement in results as discussed in more detail below.

The Company reported net income for the third quarter of 2006 of $1.3 million, or $0.08 per basic and diluted share, compared to net income of $3.3 million, or
$0.25 per basic and diluted share, in the third quarter of 2005, which included recognition during 2005 of extraordinary income associated with

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT           PAGE 2

negative goodwill arising from the  aforementioned  merger of $13.2 million,  or
$1.00 per basic and  diluted  share.  Also,  the average  number of  outstanding shares  was  lower for the three  and nine  months of 2005  because  they do not include,  for the full periods,  the number of shares issued on July 22, 2005 in connection with the merger transaction.

For the first nine months of 2006, the Company reported a loss from continuing operations and a net loss of $2.8 million, or $0.18 per basic and diluted share, compared to a loss from continuing operations of $14.2 million, or $1.55 per basic and diluted share in the comparable period of 2005. The net income of $3.7 million, or $0.40 per basic and diluted share, in the first nine months of 2005 included income from a discontinued operation of $0.8 million, or $0.09 per basic and diluted share, a gain on sale of discontinued operation associated with the sale of the Company's Heavy Duty OEM business in March 2005 of $3.9 million, or $0.42 per basic and diluted share, and recognition of the extraordinary income attributable to negative goodwill arising from the merger of $13.2 million, or $1.44 per basic and diluted share.

From an operating perspective, Proliance's 2006 third quarter performance reflects the following points:

      o   The Company was able to significantly improve from a loss from continuing operations in the third quarter of 2005 to a profit in the third quarter of 2006. This comes as a result of continued good performance of the International business segment and the overall
          Domestic business segment cost reduction activities, which the Company expects will have achieved $43 million in cumulative improvements for the full year 2006, compared to our previous estimate of $40 million.

      o   Difficult market conditions during the period, including lower miles driven by consumers resulting from high fuel prices and weather conditions, which, while hot for a short period, did not support a strong Domestic air conditioning product season. Also, while the overall Domestic heat exchange product unit sales increased during the period, there were lower average selling prices due to a shift in sales toward wholesale customers. These conditions negatively impacted
          Domestic sales and gross margin during the period, in both heat exchange and particularly air conditioning products.

      o   Higher raw material costs and the unwillingness within certain market channels, thus far, to allow recovery of these costs in some product areas continued to adversely impact the Company's results. The cost of copper has almost doubled since a year ago, and the cost of aluminum has increased about 40% in the same period. As noted in the second quarter report, because of the way material costs flow through
          Proliance's inventories, the greatest effect of the materials cost increases will be reflected in the fourth quarter operating results.
          In response to this, the Company has undertaken to move as many heat exchange products as practical to aluminum from copper/brass construction. This transition, which was announced earlier this year, will be largely completed in the fourth quarter; however, the improvement in unit costs that will result, will not be realized until
          2007. As this occurs, and more aluminum alternative products become available in 2007, the Company will reduce the impact of the copper/brass

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT           PAGE 3

          commodity cost increases. While these higher unit material costs are expected to continue into 2007, there will be a more favorable mix of products to offer to the Company's customers. Having said this, since aluminum costs have also increased, the overall impact of material cost increases on the Company have been substantial and will require continued cost reductions as well as market actions.

      o   The impact of soft market conditions and higher material costs has caused the Company to bring its Domestic inventories in line with demand over a shorter period than had been planned in order to meet or improve on the Company's inventory targets. This will mean shorter work weeks for some of the Company's plants into the first quarter of
          2007, given current market conditions, in excess of the normal seasonal variation, and the recognition of additional costs relating to unabsorbed overhead during the fourth quarter. While global inventories in units are down from the year ago period, inventory dollars at $137 million are up from the year ago level of $126 million. On a comparable year-over-year basis, higher material costs and the impact of currency translation changes would account for over
          $13 million in higher 2006 inventory value.

      o   The third quarter clearly witnessed continued benefit from the business diversification resulting from the merger transaction.
          Results were strong within the International businesses in Europe and, to a lesser extent, in Latin America, reflecting new product introductions and underlying demand in those markets. The Mexico City operation has been impacted by restructuring costs associated with the production shift away from copper/brass construction products and towards more aluminum heat exchange products, which are produced in
          Nuevo Laredo.

      o   The Domestic Heavy Duty product line continued to show improvement driven by new product introductions and continued strong demand for heavy truck and industrial heat exchange products. In this product line, as well as the International business, the Company has been able to recapture increased raw material expenses through appropriate market actions.

In addition to operating issues, two other factors impacted the quarter. First, the Company had placed its idle Emporia, Kansas manufacturing facility on the market for sale and had anticipated closing the sale in the third quarter of
2006. The proposed transaction did not close, and the Company is now pursuing new purchasers. Second, interest costs were higher by approximately $1.5 million in the third quarter of 2006, compared to 2005, reflecting higher interest rates, higher debt levels and increased usage of customer sponsored payment programs. As noted above, the Company is taking action to bring its inventories in line with demand, thereby reducing debt.

Consolidated gross margin for the third quarter of 2006 was $30.4 million, or
25.2% of sales, versus a consolidated gross margin of $15.1 million, or 14.8% of sales, in the same period in 2005. The improvement in gross margin primarily reflects purchasing and manufacturing cost savings initiatives executed in conjunction with the integration of the Company's aforementioned merger and additional cost reduction activities. These factors were partially offset by the impact of rising raw material costs, continuing competitive pricing pressures and a shift in sales toward the wholesale channel, as previously discussed. In the third quarter of 2005, gross margin was lowered by a $1.1 million write-

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT           PAGE 4

off of a portion of the fair market value adjustment of inventory, which was recorded as part of purchase accounting with respect to the Modine Aftermarket merger. Third quarter 2005 gross margin was also reduced by $0.5 million as a result of restructuring costs associated with the write-down of inventory to net realizable value, by $2.6 million due to unabsorbed overhead from production cutbacks at our Nuevo Laredo facility and by $0.9 million of higher cost inventory acquired in the merger.

Selling, general and administrative expenses totaled $23.9 million, or 19.8% of net sales, in the 2006 third quarter, compared to $21.0 million, or 20.6% of net sales, in the same period in 2005. The decrease in expenses, as a percentage of sales, reflects initiatives executed in conjunction with the integration of the
Company's merger and cost reduction activities. It is important to note that the total expense dollars increased, year-over-year, as a result of the Modine aftermarket branch outlets added by the merger.

The Company reported operating income from continuing operations for the third quarter of 2006 of $5.6 million, including $0.8 million in restructuring charges related to ongoing integration actions, which were part of the restructuring program announced by the Company in connection with the merger. In the third quarter of 2005, the Company reported an operating loss from continuing operations of $7.5 million, including $1.5 million in restructuring charges due to the Company's closure of its aluminum heater manufacturing facility in
Buffalo, New York and the relocation of these activities to an existing facility in Nuevo Laredo, Mexico and $0.5 million of non-cash restructuring charges, reported in cost of sales, associated with the write-down of inventory to its net realizable value.

With regard to further anticipated actions to reduce cost and improve
Proliance's "go-to-market" model, the Company recently initiated actions related to its branch locations, which resulted in consolidation or closure of some locations, addition of new locations and expansion of relationships, in some regions, with distribution partners. As a result of these actions, the Company has announced a net reduction of 22 locations from the prior branch count of 123 and anticipates a related 2007 improvement in the Company's operating performance. The Company will continue to evaluate opportunities for reduction of costs to manufacture and distribute its products, as well as opportunities to reduce overhead relative to sales.

The Company previously disclosed that it would utilize all of the $14 million in restructuring costs announced at the time of the merger. To date, the Company has incurred or announced actions, which support $12 million of this total, with
$2 million more to be incurred in activities already announced. It is expected that additional cost improvement opportunities being considered could add approximately $2 to $3 million to the previous $14 million total, which may be reflected in the results of the fourth quarter of 2006, dependent on completion of planning activities, but for which the benefits will not be substantially realized until 2007.

The fourth quarter outlook currently anticipates a greater net loss from continuing operations before restructuring charges than previously expected, but anticipates some improvement over the same quarter in 2005. As noted, the maximum impact in 2006 of the steep rise in commodity costs will occur in the fourth quarter, as will the period charges of unabsorbed overhead attributable

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT           PAGE 5

to the inventory reduction program. The benefits of conversion to aluminum products, realignment of the branch distribution network, the cumulative impact of synergy savings and other cost and expense reduction initiatives will be realized in 2007. The sales market shift toward wholesale customers at lower average selling prices and related gross margins will be a continuing factor in the fourth quarter; however, we anticipate that this mix will become more favorable as we move into 2007 based on continued improvement in our overall
"go-to-market" model and various new marketing initiatives. Higher interest costs for the reasons already mentioned will also adversely impact the fourth quarter.

Charles E. Johnson, President and CEO of Proliance, stated, "Clearly, we were happy to report a profit for the third quarter; however, our objective was to do even better. Although Proliance has faced a number of challenges in 2006, some of which have been unprecedented for our industry, we believe we are taking the right actions to posture the Company for success as market conditions improve.
During the quarter, we have consistently worked to improve our strategic positioning, including the closing in October 2006 on the first phase of our agreement to purchase the Standard Motor Products heater business. As a result of the actions we are taking, we will be better postured for improved margins and profitability in 2007, and we are encouraged by the improvements we have made. Everyone on the Proliance Team has made a significant contribution to this progress, and we thank them for their dedication to our ultimate success."

PROLIANCE INTERNATIONAL, INC. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.'s Strategic Corporate Values Are:

      o   Being An Exemplary Corporate Citizen

      o   Employing Exceptional People

      o   Dedication To World-Class Quality Standards

      o   Market Leadership Through Superior Customer Service

      o   Commitment to Exceptional Financial Performance

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PROLIANCE INTERNATIONAL, INC. REPORTS 2006 THIRD QUARTER PROFIT           PAGE 6

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan,"
"possible," "potential," "project," "will" and similar expressions identify forward- looking statements. In addition, the following factors relating to the merger with the Modine Manufacturing Company aftermarket business, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk that the businesses will not be integrated successfully; (2) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer to realize than expected; (3) disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; (4) the transaction may involve unexpected costs; (5) increased competition and its effect on pricing, spending, third-party relationships and revenues; (6) the risk of new and changing regulation in the U.S. and internationally; (7) the possibility that Proliance's historical businesses may suffer as a result of the transaction and (8) other uncertainties and risks beyond the control of Proliance.
Additional factors that could cause Proliance's results to differ materially from those described in the forward-looking statements can be found in the 2005
Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q
of Proliance, and Proliance's other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                                - TABLES FOLLOW -

                          PROLIANCE INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (unaudited)

                                                                  THREE MONTHS                NINE MONTHS
                                                               ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                             -----------------------    ------------------------
                                                                2006         2005          2006          2005
                                                             ----------   ----------    ----------    ----------

Net sales                                                    $  120,734   $  101,953    $  324,180    $  209,223
Cost of sales                                                    90,327       86,893       243,789       173,771
                                                             ----------   ----------    ----------    ----------
Gross margin                                                     30,407       15,060        80,391        35,452
Selling, general and administrative expenses                     23,923       21,043        71,231        42,496
Restructuring charges                                               837        1,507         1,491         2,874
                                                             ----------   ----------    ----------    ----------
Operating income (loss) from continuing operations                5,647       (7,490)        7,669        (9,918)
Interest expense                                                  3,634        2,171         8,578         5,520
                                                             ----------   ----------    ----------    ----------
Income (loss) from continuing operations before taxes             2,013       (9,661)         (909)      (15,438)
Income tax provision (benefit)                                      754          208         1,849        (1,206)
                                                             ----------   ----------    ----------    ----------
Income (loss) from continuing operations                          1,259       (9,869)       (2,758)      (14,232)
Income from discontinued operation, net of tax                       --           --            --           848
Gain on sale of discontinued operation, net of tax                   --           --            --         3,899
Extraordinary income - negative goodwill                             --       13,207            --        13,207
                                                             ----------   ----------    ----------    ----------
Net income (loss)                                            $    1,259   $    3,338    $   (2,758)   $    3,722
                                                             ==========   ==========    ==========    ==========
Basic income (loss) per common share:
   From continuing operations                                $     0.08   $    (0.75)   $    (0.18)   $    (1.55)
   From discontinued operation                                       --           --            --          0.09
   From gain on sale of discontinued operation                       --           --            --          0.42
   From extraordinary income - negative goodwill                     --         1.00            --          1.44
                                                             ----------   ----------    ----------    ----------
   Net income (loss)                                         $     0.08   $     0.25    $    (0.18)   $     0.40
                                                             ==========   ==========    ==========    ==========

Diluted income (loss) per common share:
   From continuing operations                                $     0.08   $    (0.75)   $    (0.18)   $    (1.55)
   From discontinued operation                                       --           --            --          0.09
   From gain on sale of discontinued operation                       --           --            --          0.42
   From extraordinary income - negative goodwill                     --         1.00            --          1.44
                                                             ----------   ----------    ----------    ----------
   Net income (loss)                                         $     0.08   $     0.25    $    (0.18)   $     0.40
                                                             ==========   ==========    ==========    ==========

Weighted average common shares - basic                           15,256       13,241        15,256         9,189
                                                             ==========   ==========    ==========    ==========
                               - diluted                         15,803       13,241        15,256         9,189
                                                             ==========   ==========    ==========    ==========

                                  Table 1 of 3

                          PROLIANCE INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      SEPTEMBER 30, 2006        DECEMBER 31, 2005
                                                    ----------------------    ---------------------
                                                         (unaudited)

Cash and cash equivalents                                        $  6,231                 $  4,566
Accounts receivable, net                                           74,207                   58,296
Inventories, net                                                  137,038                  121,050
Other current assets                                                4,670                    4,955
Net property, plant and equipment                                  20,190                   20,333
Other assets                                                        8,814                    8,139
                                                    ----------------------    ---------------------
     Total assets                                                $251,150                 $217,339
                                                    ======================    =====================

Accounts payable                                                 $ 64,235                 $ 50,956
Accrued liabilities                                                29,785                   29,702
Total debt                                                         62,520                   41,933
Other long-term liabilities                                         7,811                    7,499
Stockholders' equity                                               86,799                   87,249
                                                    ----------------------    ---------------------
     Total liabilities and stockholders' equity                  $251,150                 $217,339
                                                    ======================    =====================

                                  Table 2 of 3

                          PROLIANCE INTERNATIONAL, INC.
                            SUPPLEMENTARY INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                  THREE MONTHS                     NINE MONTHS
                                                               ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                           ---------------------------      --------------------------
                                                               2006            2005            2006           2005
                                                           -----------      ----------      ----------     -----------

SEGMENT DATA:
Net sales:
Domestic                                                   $    92,890      $   91,355      $  253,470     $   198,625
International                                                   27,844          10,598          70,710          10,598
                                                           -----------      ----------      ----------     -----------
     Total net sales                                       $   120,734      $  101,953      $  324,180     $   209,223
                                                           ===========      ==========      ==========     ===========

Operating income (loss) from continuing operations:
Domestic                                                   $     6,418      $   (3,279)     $   12,506     $       368
Restructuring charges                                             (263)         (1,414)           (849)         (2,781)
                                                           -----------      ----------      ----------     -----------
     Domestic total                                              6,155          (4,693)         11,657          (2,413)
                                                           -----------      ----------      ----------     -----------
International                                                    2,229             420           4,341             420
Restructuring charges                                             (574)            (93)           (642)            (93)
                                                           -----------      ----------      ----------     -----------
   International total                                           1,655             327           3,699             327
                                                           -----------      ----------      ----------     -----------
Corporate expenses                                              (2,163)         (3,124)         (7,687)         (7,832)
                                                           -----------      ----------      ----------     -----------
     Total operating income (loss) from continuing
       operations                                          $     5,647      $   (7,490)     $    7,669     $    (9,918)
                                                           ===========      ==========      ==========     ===========

CAPITAL EXPENDITURES, NET                                  $     1,093      $    2,214      $    3,688     $     5,968
                                                           ===========      ==========      ==========     ===========

                                  Table 3 of 3

                                       END